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FIRSTHAND TECHNOLOGY VALUE FUND, INC.

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News Release

Firsthand Technology Value Fund Announces Postponement of
Annual Stockholder Meeting

San Jose, CA, May 19, 2017 – Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC) (the “Fund”), a publicly traded venture capital fund, announced today that it has postponed its 2017 Annual Meeting of Stockholders (the “Annual Meeting”), which was originally scheduled to be held at 2:00 PM, Pacific Time, on Tuesday, May 23, 2017.

The new Annual Meeting date is Tuesday, July 11, 2017. The Annual Meeting will be held at 2:00 PM, Pacific Time, at the Hilton San Jose, 300 Almaden Blvd., San Jose, CA 95110.

About Firsthand Technology Value Fund
Firsthand Technology Value Fund, Inc. is a publicly traded venture capital fund that invests in technology and cleantech companies. More information about the Fund and its holdings can be found online at www.firsthandtvf.com.

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The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund’s investment objective is to seek long-term growth of capital. Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies.  An investment in the Fund involves substantial risks.  Please see the Fund’s public filings for more information about fees, expenses and risk.  Past investment results do not provide any assurances about future results.

Contact:

Heather Hohlowski
Firsthand Capital Management, Inc.
(408) 624-9525
vc@firsthandtvf.com